Exhibit 1.2


                               BIOVAIL CORPORATION
                                2488 Dunwin Drive
                          Mississauga, Ontario L5L 1J9


                                                              September 25, 2000


Messrs.  George Vesely, David Roffey,
Thomas Higgins, and Joseph Shier
c/o Maple Partners Financial Group Inc.
Maritime Life Tower
Toronto-Dominion Centre, Suite 3500
P.O. Box 328
Toronto, Ontario
M5K 1K7

Dear Sirs:

                            Re: Proposed Transaction


     We are currently in discussions with you regarding your proposed participation in a transaction to effect the acquisition of the common shares of Intelligent Polymers Limited ("IPL") through the exercise of an option attaching to the Special shares of IPL (the "Transaction").

     We wish to confirm the following terms that apply to your review of and participation in the Transaction.

1. In consideration of your review and involvement in the negotiation of the Transaction for purposes of your proposed participation therein, to be carried out commencing today and continuing through September 25, 2000, we will pay on September 25, 2000 to you, or as you direct, US $250,000.

2. In the event that you commit to participation in the Transaction by providing us, not later than 5:00 p.m. (Toronto time) on September 25, 2000, with a signed term sheet consistent with the draft term sheet attached hereto or otherwise on terms acceptable to us, such participation to be conditional upon the execution of definitive documentation as provided in paragraph 4, we will pay to you, or as you direct, either:


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                                      -2-


     (a) in the event that we complete the Transaction with your participation, an additional US$1,525,000 payable at the time of the advance by you of the funds to effect the acquisition of the common shares of IPL; and

          (i) if, prior to January 1, 2001, the voting common shares in Acquireco are redeemed by Acquireco or transferred under the option granted by the Equity Investor, an additional US$225,000 minus the amount received on such redemption or transfer in excess of the initial issue price of the voting common shares, payable at the time of such redemption or transfer, or

          (ii) in all other cases, an additional US$225,000, payable on January 1, 2001, or

     (b) on September 29, 2000, an additional US $250,000 in the event that on or prior to September 28, 2000 we do not complete the Transaction with your participation.

3. In addition to any amounts payable to you under paragraph 1 or 2, we agree to reimburse you for any reasonable legal expenses incurred by you in connection with the Transaction and your consideration thereof.

4. You and we acknowledge that the execution and delivery of this letter will not constitute any commitment by you or us to your participation in the Transaction or the payment of any amount other than as expressly set forth herein. You and we further acknowledge that the term sheet referred to above is subject to the negotiation and settlement of definitive documentation.



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                                      -3-


     If the foregoing correctly reflects your understanding, please indicate your agreement by signing and returning a copy of this letter. Notwithstanding the date first written above, this agreement shall be treated as bearing an effective date of September 22, 2000, being the date of the commencement of our discussions with you.

                                        Yours very truely,


                                        /s/ Brian Crombie
                                        ------------------------------
                                        Brian Crombie
                                        Senior Vice President and
                                        Chief Financial Officer

Agreed and accepted by:

/s/ George Vesely                       /s/ David Roffey
-------------------------               ------------------------------
George Vesely                           David Roffey

/s/ Thomas Higgins                      /s/ Joseph Shier
-------------------------               ------------------------------
Thomas Higgins                          Joseph Shier



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                                      -4-


                                   TERM SHEET


ACQUIRECO                               IPL Acquireco 2000 Ltd., a special
                                        purpose corporation to be incorporated
                                        in the British Virgin Islands. Acquireco shall not be a resident of Canada for purposes of the Income Tax Act (Canada).
                                        The directors of Acquireco shall be
                                        appointed by Holdco and Holdco shall
                                        have the right to nominate and appoint
                                        the directors of IPL

BIOVAIL                                 Biovail Laboratories Inc.

EQUITY HOLDER                           IPL Holdco 2000 Ltd., an Ontario
                                        business corporation, the shares of
                                        which shall be held by Andrew Gaspar,
                                        funding for which shall be provided by
                                        David Roffey, George Vesely, Thomas
                                        Higgins and Joseph Shier and/or any of
                                        their personal holding companies (the
                                        "Investor Group").

EQUITY COMMITMENT                       The Equity Commitment shall be 3% (net
                                        of any fees) of the total cost to
                                        Acquireco to exercise the option
                                        attaching to the Special shares of
                                        Intelligent Polymers Limited ("IPL") to
                                        acquire all but not less than all of the common shares of IPL, to a maximum of US
                                        $6,500,000.

BIOVAIL                                 The Biovail Commitment shall be 97% of
COMMITMENT                              the total cost to Acquireco to exercise
                                        the option attaching to the IPL Special
                                        shares to acquire all but not less than
                                        all of the common shares of IPL.

SPECIAL SHARES                          Special shares of IFL that under the
                                        bye-laws of IPL provide an irrevocable
                                        option to the holders of the Special
                                        shares to acquire all but not less than
                                        all of the issued and outstanding common shares of IPL at a price of U.S. $39.06
                                        (provided the option is exercised prior
                                        to October 1, 2000).


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                                      -5-


CLOSING DATE                            A date on or before September 28,
                                        2000 (the "First Closing Date") on which
                                        Acquireco shall acquire the Special
                                        shares and still be able to fund the
                                        exercise of the option to acquire all
                                        but not less than all of the common
                                        shares of IPL and complete the closing
                                        of such purchase on or before September
                                        29, 2000 (the "Second Closing Date").

EQUITY INVESTMENT                       On the First Closing Date, the Equity
                                        Holder shall purchase voting common
                                        shares of Acquireco for an aggregate
                                        subscription price equal to the amount
                                        of the Equity Commitment (at a price of
                                        U.S. $1.00 per share). The voting common shares of Acquireco shall be voting in all circumstances except that the holders of the non-voting common shares shall have the sole right to vote to cause the voting common shares to be redeemed. The voting common shares shall be entitled to such dividends as the directors may determine. Acquireco, shall have the right to redeem at any time up to October 1, 2001 the voting common shares of Acquireco for a price of US. $1.00 per share plus 15% per annum from the First Closing Date if redeemed prior to January 1, 2WI, and U.S. $1.00 per share plus 35% per annum compounded daily from January 1, 2001 to the date of redemption if redeemed at any time on or after January 1, 2001
                                        (the "redemption price").

                                        Upon a liquidation or winding-up of
                                        Acquireco, the holders of the voting
                                        common shares shall be entitled to
                                        receive an amount equal to the
                                        redemption price in preference and
                                        priority to the non-voting common shares and after payment of any amounts owing in respect of the Class A shares.

                                        The holders of the voting common shares
                                        shall, at any time after February 1,
                                        2001, be entitled to cause Acquireco to
                                        sell all of its property (including
                                        causing IPL to sell all of its
                                        property), to such persons and on such
                                        terms as the holders of the voting
                                        common shares may determine, after
                                        providing at least 15 days' prior
                                        written notice to all shareholders of
                                        its intention to do so.


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BIOVAIL INVESTMENT                      On the First Closing Date, Biovail shall
                                        purchase Class A shares of Acquireco for an aggregate subscription price equal to the amount of the Biovail Commitment (at a price of U.S. $1.00 per share). The Class A shares shall be entitled to receive cumulative dividends in the amount of 8% per annum. The Class A shares shall not be entitled to vote, shall not be redeemable at the option of Acquireco and, upon a liquidation or winding up of Acquireco, shall be entitled to receive an amount equal to U.S. $1.00 per share plus accrued but unpaid dividends in preference and priority to the voting common shares and non-voting common shares.

                                        At any time after the date on which
                                        there are no voting common shares
                                        outstanding the holders of Class A
                                        shares shall be entitled to require
                                        Acquireco to redeem the whole or any
                                        part of their Class A shares.

                                        So long as there are any voting common
                                        shares outstanding, the holders of Class
                                        A shares shall agree (in a voting trust
                                        agreement/unanimous shareholder
                                        agreement) that the holders of voting
                                        common shares shall be entitled to cast
                                        all of the votes attaching to the Class
                                        A shares in connection with any vote
                                        required for a liquidation, dissolution
                                        or bankruptcy of Acquireco or IPL or in
                                        respect of any sale of all or
                                        substantially all of the property and
                                        assets of Acquireco or IPL.



OPTION The Equity Holder shall grant an option to Biovail to permit it to purchase all of the voting common shares of Acquireco held by the Equity Holder such option to terminate on October 1, 2002. The option exercise price for this option shall be equal to the redemption price. The option shall be exercisable at any time after the First Closing Date upon giving reasonable notice.


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PURCHASE OF                             On the First Closing Date, Acquireco
SPECIAL SHARES                          shall acquire the Special shares of IPL
                                        from Biovail in return for the issuance
                                        to Biovail by Acquireco of 12,000
                                        non-voting common shares of Acquireco.
                                        The non-voting common shares shall not
                                        be entitled to vote (except to cause the redemption of the voting common shares), shall be entitled to non-cumulative dividends in the amount of 8% per annum and shall be entitled to receive upon liquidation all of the remaining property of Acquireco after payment of any amounts owing in respect of the Class A shares and voting common shares, provided, however, that if there are no voting common shares outstanding, the non-voting common shares shall be entitled to vote, shall be entitled to dividends in the discretion of the directors and shall be entitled to receive (after payment of any amounts owing in respect of the Class A shares) all of the remaining property of Acquireco.

                                        So long as them are any voting common
                                        shares outstanding, the holders of
                                        non-voting common shares shall agree (in a voting trust agreement unanimous shareholder agreement) that the holders of voting common shares shall be entitled to cast all of the votes attaching to the non-voting shares in connection with any vote required for a liquidation, dissolution or bankruptcy of Acquireco or IPL or in respect of any sale of all or substantially all of the assets of Acquireco or IPL.

                                        Biovail agrees to take all steps within
                                        its power necessary to enable Acquireco
                                        to exercise the option attaching to the
                                        IPL Special Shares to acquire all but
                                        not less than all of the common shares
                                        of IPL on or before the Second Closing
                                        Date.

                                        Biovail shall agree that in the event
                                        that Acquireco does not exercise on or
                                        before the Second Closing Date for any
                                        reason the purchase option to acquire
                                        all but not less than all of the common
                                        shares of IPL, Acquireco shall
                                        immediately repay the amount of the
                                        Equity Commitment to the Equity Holder,
                                        failing which repayment Biovail shall
                                        immediately pay such amount to the
                                        Equity Holder.

                                        All of Biovail's obligations shall be
                                        guaranteed by Biovail Corporation.


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                                      -8-


CONSENT PROVISIONS                      Except as expressly provided herein,
                                        until February 1, 2001, no resolution or act of Acquireco to authorize or permit any of the following will be effective without the prior written approval of the holders of the Class A shares and the non-voting common shares: (i) the allotment or issue of shares or other securities or the creation of any right to such allotment or issue; (ii) the reduction of Acquireco's share capital;
                                        (iii) borrowings by Acquireco over an
                                        aggregate of $50,000 outstanding at any
                                        one time; (iv) the sale or other
                                        disposition of, or the creation of any
                                        lien or liens on, the whole or a
                                        material part of Acquireco's undertaking or assets; (v) the declaration or payment of dividends or the making of any other distribution by Acquireco to its shareholders; (vi) the amalgamation of Acquireco; and (vii) any amendment of Biovail's option to acquire voting common shares of Acquireco.

                                        Except as expressly provided herein,
                                        until February 1, 2001, no resolution or act of IPL to authorize or permit any of the following will be effective without the prior written approval of the holders of the Class A Shares and the non-voting common shares: (i) the allotment or issue of shares or other securities or the creation of any right to such allotment or issue; (ii) the reduction of IPL's share capital; (iii) borrowings by IPL over an aggregate of $1 million outstanding at any one time,
                                        (iv) the sale or other disposition of,
                                        or the creation of any lien or liens on.
                                        the whole or a material part of IPL's
                                        undertaking or assets; (v) the
                                        declaration or payment of dividends or
                                        the making of any other distribution by
                                        IPL to its shareholders; and (vi) the
                                        amalgamation of IPL.

                                        The holders of the voting common shares
                                        shall agree (in a voting trust
                                        agreement/unanimous shareholder
                                        agreement) that until February 1, 2001
                                        they will vote their shares in a manner
                                        consistent with the business plan of
                                        IPL, as of the date of signing of this
                                        term sheet, as presented to the Equity
                                        Holder by Biovail Corporation, provided
                                        that the holders of the voting common
                                        shares shall not, in any event, be
                                        required to do anything which they
                                        reasonably determine would be
                                        prejudicial to them.


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                                      -9-


DOCUMENTATION                           This term sheet represents an outline of
                                        the basis on which the Equity Holder is
                                        prepared to provide the Equity
                                        Commitment. It is not exhaustive as to
                                        the terms and conditions which will
                                        govern the Equity Commitment and
                                        negotiation required to finalize the
                                        terms and conditions of the transaction.
                                        The transaction will be effected upon
                                        completion of documentation (referred to herein as "definitive documentation"), including a definitive agreement which will contain the terms and conditions set out herein, in addition to conditions precedent, representations and warranties (including as to (a) the ownership by IPL of drugs and/or related intellectual property and license rights to the reasonable satisfaction of the Equity Holder, and (b) the fairness of the financial information presentation provided to the Equity Holder by Biovail
                                        Corporation), covenants, events of
                                        default, rights of set-off, and
                                        indemnity provisions, and other
                                        conditions, terms and provisions,
                                        customary for transactions of this kind
                                        or as the Equity Holder may reasonably
                                        require. The definitive documentation
                                        shall be governed by the laws of
                                        Ontario.

CONDITONS                               Without limiting the other terms of this
PRECEDENT                               term sheet, the Equity Holder's
                                        obligation to make the Equity Investment will be subject to fulfillment of the following conditions on or prior to the First Closing Date:

                                        (a) The acquisition of the Special
                                            shares by Acquireco being completed
                                            pursuant to an agreement
                                            satisfactory to the Equity Holder,
                                            with all conditions of the agreement
                                            being satisfied or waived on a basis
                                            satisfactory to the Equity Holder,
                                            and there having been no material
                                            adverse change in the financial
                                            condition, business or prospects of
                                            Biovail Corporation or IPL;

                                        (b) The Equity Holder being satisfied as
                                            to the results of legal and
                                            financial due diligence concerning
                                            Biovail Corporation and the
                                            transaction (provided that nothing
                                            herein shall be deemed to impose an
                                            obligation on the Equity Holder to
                                            perform any specific due diligence);

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                                      -10-


                                        (c) The Equity Holder having received
                                            acknowledgments from third parties
                                            relating to the transaction as
                                            reasonably required by the Equity
                                            Holder;

                                        (d) All costs, fees and expenses owing
                                            to the Equity Holder having been
                                            paid by Biovail;

                                        (e) Biovail having received all
                                            necessary shareholder, creditor,
                                            regulatory and other consents that
                                            may be required in connection with
                                            the transaction;

                                        (f) No material adverse change or
                                            proposed change in tax law or any
                                            other applicable law and an absence
                                            of litigation challenging the
                                            transaction; and

                                        (g) The delivery by Biovail Corporation
                                            to the Equity Holder of an
                                            irrevocable and perpetual indemnity,
                                            in form reasonably satisfactory to
                                            the Equity Holder, indemnifying the
                                            Equity Holder, Maple Partners
                                            Financial Group Inc., each member of
                                            the Investor Group and Acquireco and
                                            their respective shareholders,
                                            directors, officers and employees
                                            (each an "Indemnified Party") from
                                            any and all claims by Biovail
                                            Corporation, its affiliates or any
                                            third parties arising from or in
                                            connection with the participation by
                                            any of the Indemnified Parties in
                                            the Transaction, including without
                                            limitation (a) any statement made in
                                            or omitted from any publicly filed
                                            document in connection with the
                                            Transaction, with the exception of
                                            any statement made or omitted solely
                                            with respect to the Indemnified
                                            Parties, or (b) the purchase,
                                            holding or disposition of the shares
                                            of Acquireco, or (c) any taxes
                                            associated with the foregoing other
                                            than taxes related to any amount
                                            received upon a redemption or
                                            purchase in excess of the original
                                            subscription price or by way of a
                                            fee or similar payment.

                                        Without limiting the other terms of this term sheet, Biovail's obligation to proceed with this transaction is subject to, among other conditions, receipt of the approval of its principal banker of an additional funding of IPL and the conversion of IPL's banking arrangements to a term basis.


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                                      -11-


TRANSACTION                             The costs of the transaction will be
COSTS                                   borne by the party incurring them except
                                        that Biovail will reimburse the Equity
                                        Holder for its reasonable legal
                                        expenses.



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REPORTING                               Biovail shall provide the Equity Holder
REQUIREMENTS                            with such other information as the
                                        Equity Holder may reasonably request
                                        from time to time.




/s/ George Vesely                       /s/ David Roffey
-------------------------               ------------------------------
George Vesely                           David Roffey



/s/ Thomas Higgins                      /s/ Joseph Shier
-------------------------               ------------------------------
Thomas Higgins                          Joseph Shier



Agreed and accepted by:

BIOVAIL CORPORATION



per /s/ Brian Crombie
    ----------------------
Brian Crombie
Senior Vice President and
Chief Financial Officer